NEWS RELEASE
Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Third Quarter 2018 Financial Results
-Revenue, gross margin and profitability grew year-over-year for the fifth straight quarter;
gross margin expanded to 40 percent-

SANTA CLARA, Calif. - Oct. 24, 2018 - AMD (NASDAQ:AMD) today announced revenue for the third quarter of 2018 of $1.65 billion, operating income of $150 million, net income of $102 million and diluted earnings per share of $0.09. On a non-GAAP(1) basis, operating income was $186 million, net income was $150 million and diluted earnings per share was $0.13.

GAAP Financial Results

	Q3 2018	Q3 2017	Y/Y	Q2 2018	Q/Q
Revenue	$1.65B	$1.58B	Up 4%	$1.76B	Down 6%
Gross margin %	40%	36%	Up 4 pp	37%	Up 3 pp
Operating expense	$511M	$452M	Up $59M	$499M	Up $12M
Operating expense / revenue %	31%	29%	Up 2 pp	28%	Up 3 pp
Operating income	$150M	$119M	Up $31M	$153M	Down $3M
Net income	$102M	$61M	Up $41M	$116M	Down $14M
Earnings per share	$0.09	$0.06	Up $0.03	$0.11	Down $0.02

Non-GAAP(1) Financial Results

	Q3 2018	Q3 2017	Y/Y	Q2 2018	Q/Q
Revenue	$1.65B	$1.58B	Up 4%	$1.76B	Down 6%
Gross margin %	40%	36%	Up 4 pp	37%	Up 3 pp
Operating expense	$476M	$424M	Up $52M	$467M	Up $9M
Operating expense / revenue %	29%	27%	Up 2 pp	27%	Up 2 pp
Operating income	$186M	$148M	Up $38M	$186M	Flat
Net income	$150M	$100M	Up $50M	$156M	Down $6M
Earnings per share	$0.13	$0.09	Up $0.04	$0.14	Down $0.01

“We delivered our fifth straight quarter of year-over-year revenue and net income growth driven largely by the accelerated adoption of our Ryzen, EPYC and datacenter graphics products,” said Dr. Lisa Su, AMD president and CEO. “Client and server processor sales increased significantly although graphics channel sales were lower in the quarter. Looking forward, we believe we are well positioned for further market share gains as we continue making significant progress towards our long-term financial targets.”

Q3 2018 Results

•
Revenue was $1.65 billion, up 4 percent year-over-year and down 6 percent quarter-over-quarter. The year-over-year increase was driven by higher client revenue in the Computing and Graphics business segment. The sequential decrease was driven by lower graphics revenue in the Computing and Graphics business segment. Third quarter revenue included IP-related revenue, of which $86 million was related to our THATIC joint venture. Third quarter 2017 revenue also included IP-related revenue.

•
Gross margin grew to 40 percent, up 4 percentage points year-over-year, primarily driven by the ramp of new products, including RyzenTM and EPYCTM processors. On a sequential basis, gross margin was up 3 percentage points primarily driven by IP-related revenue and the ramp of new products. Excluding IP-related revenue and memory and inventory related adjustments, gross margin would have been 2 percentage points lower.

•	On a GAAP basis, operating income was $150 million compared to operating income of $119 million a year ago and $153 million in the prior quarter.

•
Net income was $102 million compared to net income of $61 million a year ago and $116 million in the prior quarter. Diluted earnings per share was $0.09, compared to diluted earnings per share of $0.06 a year ago and $0.11 in the prior quarter.

•	On a non-GAAP basis, operating income was $186 million compared to operating income of $148 million a year ago and $186 million in the prior quarter.

•
Non-GAAP net income was $150 million compared to net income of $100 million a year ago and $156 million in the prior quarter. Non-GAAP diluted earnings per share was $0.13, compared to diluted earnings per share of $0.09 a year ago and $0.14 in the prior quarter.

•	Cash, cash equivalents and marketable securities were $1.06 billion at the end of the quarter.

•	Cash flow from operating activities was $95 million as compared to $66 million a year ago. Free cash flow was $62 million, up from $32 million a year ago.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $938 million, up 12 percent year-over-year and down 14 percent quarter-over-quarter. Year-over-year revenue growth was primarily driven by strong sales of Ryzen desktop and mobile products, partially offset by lower graphics revenue. Blockchain-related GPU sales in the third quarter were negligible. In the third quarter of 2017, blockchain-related GPU sales were approximately high single digit percentage of total AMD revenue. The quarter-over-

quarter decline was due to significantly lower graphics revenue driven by high channel inventory, partially offset by higher Ryzen processor revenue.

◦	Client processor average selling price (ASP) was higher year-over-year and quarter-over-quarter primarily due to higher desktop and mobile processor ASP.

◦	GPU ASP decreased year-over-year and quarter-over-quarter due to lower GPU channel sales.

◦
Operating income was $100 million, compared to operating income of $73 million a year ago and operating income of $117 million in the prior quarter. The year-over-year operating income improvement was primarily driven by a richer client product mix and IP-related revenue, partially offset by lower graphics revenue. The quarter-over-quarter operating income decline was primarily due to lower graphics revenue.

•
Enterprise, Embedded and Semi-Custom segment revenue was $715 million, down 5 percent year-over-year and up 7 percent quarter-over-quarter. The year-over-year revenue decrease was driven primarily by lower semi-custom product and IP-related revenue, partially offset by higher server sales. The quarter-over-quarter increase was primarily driven by higher semi-custom, IP-related and server revenue.

◦
Operating income was $86 million, compared to operating income of $74 million a year ago and $69 million in the prior quarter. The year-over-year increase was primarily due to a richer server and semi-custom product mix. The quarter-over-quarter increase was primarily due to IP-related and server revenue.

•	All Other operating loss was $36 million compared with operating losses of $28 million a year ago and $33 million in the prior quarter.

Recent PR Highlights

•
AMD EPYC datacenter processor adoption continues to accelerate, with new platforms and deployments from several industry leaders showcasing the performance and value EPYC processors bring to a variety of workloads:

◦	Microsoft announced a new Azure H-Series cloud instance for high performance computing workloads powered by AMD EPYC processors.

◦	Dropbox announced that it will leverage AMD EPYC 7351P one-socket processor platforms to support future growth and refresh its existing infrastructure for its most demanding compute workloads.

◦	Xilinx revealed a new world-record for inference throughput of 30,000 images per-second, achieved by a system using two AMD EPYC 7551 CPUs alongside eight Xilinx Alveo U250 acceleration cards.

◦
Oracle announced the launch of multiple new AMD EPYC-powered service instances on Oracle Cloud Infrastructure that offer significant TCO and performance advantages for general purpose cloud computing workloads and popular Oracle applications.

•	AMD expanded its client compute product portfolio with new high-performance desktop processors spanning from high-end desktop to entry-level:

◦
AMD launched its 2nd Generation AMD RyzenTM ThreadripperTM processors including a new WX Series for professional computing and improved X Series for enthusiasts and gamers. The Ryzen Threadripper 2990 WX processor is the world’s most powerful desktop processor, delivering up to 53 percent faster multi-thread performance than the competition.

◦
AMD introduced its first “Zen” core-based AMD AthlonTM and Athlon PRO desktop processors, bringing the combined power of the high-performance “Zen” and “Vega” architectures to its entry-level consumer and commercial desktop processing product line-ups. The AMD Athlon 200GE consumer desktop processor delivers up to 67 percent more GPU performance and up to 2X greater power efficiency than the competition.

•	AMD continues to enable state-of-the-art visualization and virtualization with powerful professional graphics solutions:

◦	AMD introduced the Radeon™ Pro WX 8200 graphics card, delivering the world’s best workstation graphics performance for under $1,000 for real-time visualization, VR and photorealistic rendering.

◦
AMD introduced the Radeon™ Pro V340 graphics card, a high-performance dual-GPU Virtual Desktop Infrastructure (VDI) solution. The “Vega” architecture-based graphics card is purpose-built to power and accelerate the most demanding datacenter virtualization workloads.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the fourth quarter of 2018, AMD expects revenue to be approximately $1.45 billion, plus or minus $50 million, an increase of approximately 8 percent year-over-year, and non-GAAP gross margin to increase to approximately 41 percent, driven by sales growth of Ryzen, EPYC and datacenter GPU processor sales. For comparative purposes, Q4 2017 revenue was $1.34 billion, adjusted for the ASC 606 revenue accounting standard, and included blockchain-related GPU sales of approximately low double-digit percent of overall AMD revenue.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its third quarter 2018 financial results and forward-looking financial guidance. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call. A slide presentation of quarterly financial results can be found at ir.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)	Three Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017
GAAP gross margin	$661	$652	$571
GAAP gross margin %	40%	37%	36%
Stock-based compensation	1	1	1
Non-GAAP gross margin	$662	$653	$572
Non-GAAP gross margin %	40%	37%	36%

GAAP operating expenses	$511	$499	$452
Stock-based compensation	35	32	28
Non-GAAP operating expenses	$476	$467	$424

GAAP operating income	$150	$153	$119
Stock-based compensation	36	33	29
Non-GAAP operating income	$186	$186	$148

	Three Months Ended
	September 29, 2018		June 30, 2018		September 30, 2017
GAAP net income / earnings per share	$102	$0.09	$116	$0.11	$61	$0.06
Loss on debt redemption	6	—	—	—	2	—
Non-cash interest expense related to convertible debt	6	0.01	6	—	6	0.01
Stock-based compensation	36	0.03	33	0.03	29	0.02
Equity loss in investee	—	—	1	—	2	—
Non-GAAP net income / earnings per share	$150	$0.13	$156	$0.14	$100	$0.09

The three months ended June 30, 2018 GAAP diluted EPS is calculated based on 1,147 million shares, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and an $11 million interest expense add-back to net income under the "if converted" method. The three months ended September 29, 2018 and September 30, 2017 GAAP diluted EPS are calculated based on 1,076 million shares and 1,042 million shares, respectively, and do not include potential shares from the conversion of the Company’s 2026 Convertible Notes because their inclusion would have been anti-dilutive under the “if-converted” method.

The three months ended September 29, 2018, June 30, 2018 and September 30, 2017 Non-GAAP diluted EPS are calculated based on 1,177 million shares, 1,147 million shares and 1,143 million shares, respectively, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and $5 million interest expense add-back to net income under the "if converted" method for the three periods.

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies - the building blocks for gaming, immersive platforms and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expected further market share gains; AMD’s ability to continue to make significant progress towards its long-term financial targets; AMD’s financial outlook for the fourth quarter of 2018, including revenue and non-GAAP gross margin; the features, functionality, availability, timing and expected benefits of AMD’s future products and technologies including the Radeon™ Pro WX 8200 graphics card and the Radeon™ Pro V340 graphics card, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; the ability of GLOBALFOUNDRIES Inc. to satisfy AMD’s manufacturing requirements; the ability of third party manufacturers to manufacture AMD products on a timely basis in sufficient quantities and using competitive technologies; the ability of third party manufacturers to achieve expected manufacturing yields; AMD’s ability to introduce products on a timely basis with features and performance levels that provide value to its customers; AMD’s ability to generate sufficient revenue and operating cash flow or obtain external financing; the loss of a significant customer; AMD’s ability to generate revenue from its semi-custom SoC products; actual or perceived security vulnerabilities of AMD’s products; potential data breaches and cyber-attacks; quarterly and seasonal sales patterns that may affect AMD’s business; global economic uncertainty; AMD’s ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD’s large amount of indebtedness; restrictions imposed by agreements governing AMD’s debt and its secured revolving line of credit; the competitive nature of the markets in which AMD’s products are sold; political, legal and economic risks and natural disasters; the dilutive effect on shareholders if West Coast Hitech L.P. exercises its warrants to purchase AMD’s common stock, and the conversion of AMD’s 2.125% Convertible Senior Notes due 2026; uncertainties involving the ordering and shipment of AMD’s products; fluctuations in demand or a market decline for AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD’s reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD’s reliance on Microsoft Corporation’s support and other software vendors; AMD’s reliance on third-party distributors and AIB partners; future impairments of goodwill and technology license purchases; AMD’s ability to continue to attract and retain qualified personnel; AMD’s ability to repurchase its debt in the event of a change of control; the highly cyclical nature of the semiconductor industry; future acquisitions, divestitures and/or joint ventures that may disrupt AMD’s business; modification or interruption of internal business processes and information systems; availability of essential equipment, materials or manufacturing processes to manufacture AMD’s products; compatibility of AMD’s products with industry-standard software and hardware; costs related to defective products; the efficiency of AMD’s supply chain; AMD’s ability to rely on third parties’ certain supply-chain logistics functions, product distribution, transportation management and information technology support services; stock price volatility; worldwide political conditions; unfavorable currency exchange rate fluctuations; AMD’s ability to effectively control the sales of its products on the gray market; AMD’s ability to protect its technology or intellectual property; current and future litigation; potential tax liabilities; and environmental laws and conflict minerals-related provisions. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the year ending June 30, 2018

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Threadripper and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net revenue	$1,653	$1,756	$1,584	$5,056	$3,913
Cost of sales	992	1,104	1,013	3,146	2,578
Gross margin	661	652	571	1,910	1,335
Gross margin %	40%	37%	36%	38%	34%
Research and development	363	357	320	1,063	876
Marketing, general and administrative	148	142	132	424	382
Licensing gain	—	—	—	—	(52)
Operating income	150	153	119	423	129
Interest expense	(30)	(31)	(31)	(92)	(95)
Other income (expense), net	(6)	1	(3)	(4)	(11)
Income before equity loss and income taxes	114	123	85	327	23
Provision for income taxes	12	6	22	26	30
Equity loss in investee	—	(1)	(2)	(2)	(7)
Net Income (loss)	$102	$116	$61	$299	$(14)
Earnings (loss) per share
Basic	$0.10	$0.12	$0.06	$0.31	$(0.01)
Diluted	$0.09	$0.11	$0.06	$0.28	$(0.01)
Shares used in per share calculation
Basic	987	972	957	976	947
Diluted	1,076	1,147	1,042	1,058	947

The three months ended June 30, 2018 diluted EPS is calculated based on 1,147 million shares, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and an $11 million interest expense add-back to net income under the "if converted" method. The three months ended September 29, 2018 and September 30, 2017 diluted EPS are calculated based on 1,076 million shares and 1,042 million shares, respectively, and do not include potential shares from the conversion of the Company’s 2026 Convertible Notes because their inclusion would have been anti-dilutive under the “if-converted” method.

The nine months ended September 29, 2018 diluted EPS are calculated based on 1,058 million shares, and do not include potential shares from the conversion of the Company’s 2026 Convertible Notes because their inclusion would have been anti-dilutive under the “if-converted” method.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	September 29, 2018	December 30, 2017
Assets
Current assets:
Cash and cash equivalents	$1,046	$1,185
Marketable securities	10	—
Accounts receivable, net	1,207	454
Inventories, net	738	694
Prepayment and receivables - related parties	53	33
Prepaid expenses	60	77
Other current assets	200	191
Total current assets	3,314	2,634
Property and equipment, net	318	261
Goodwill	289	289
Investment: equity method	58	58
Other assets	368	310
Total Assets	$4,347	$3,552
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$136	$70
Accounts payable	508	384
Payables to related parties	533	412
Accrued liabilities	688	555
Other current liabilities	13	92
Total current liabilities	1,878	1,513
Long-term debt, net	1,167	1,325
Other long-term liabilities	177	118
Stockholders' equity:
Capital stock:
Common stock, par value	10	9
Additional paid-in capital	8,666	8,464
Treasury stock, at cost	(67)	(108)
Accumulated deficit	(7,474)	(7,775)
Accumulated other comprehensive income (loss)	(10)	6
Total Stockholders' equity	$1,125	$596
Total Liabilities and Stockholders' Equity	$4,347	$3,552

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions)

	Three Months Ended	Nine Months Ended
	September 29, 2018	September 29, 2018
Net cash provided by (used in)
Operating activities	$95	$(36)
Investing activities	$(8)	$(132)
Financing activities	$8	$28

SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Segment and Category Information
Computing and Graphics (1)
Net revenue	$938	$1,086	$835	$3,139	$2,069
Operating income	$100	$117	$73	$355	$59
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$715	$670	$749	$1,917	$1,844
Operating income	$86	$69	$74	$169	$145
All Other (3)
Net revenue	$—	$—	$—	$—	$—
Operating loss	$(36)	$(33)	$(28)	$(101)	$(75)
Total
Net revenue	$1,653	$1,756	$1,584	$5,056	$3,913
Operating income	$150	$153	$119	$423	$129

Other Data
Capital expenditures	$33	$43	$34	$122	$69
Adjusted EBITDA (4)	$227	$228	$184	$651	$310
Cash, cash equivalents and marketable securities	$1,056	$983	$879	$1,056	$879
Free cash flow (5)	$62	$(88)	$32	$(158)	$(384)
Total assets	$4,347	$4,103	$3,611	$4,347	$3,611
Total debt	$1,303	$1,393	$1,426	$1,303	$1,426

(1)
The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete and integrated graphics processing units (GPUs) and professional GPUs. The Company also licenses portions of its intellectual property portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense.

(4)	Reconciliation of GAAP Operating Income to Adjusted EBITDA*

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
GAAP operating income	$150	$153	$119	$423	$129
Stock-based compensation	36	33	29	101	76
Depreciation and amortization	41	42	36	127	105
Adjusted EBITDA	$227	$228	$184	$651	$310

(5)	Free cash flow reconciliation**

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
GAAP net cash provided by (used in) operating activities	$95	$(45)	$66	$(36)	$(315)
Purchases of property and equipment	(33)	(43)	(34)	(122)	(69)
Free cash flow	$62	$(88)	$32	$(158)	$(384)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income for stock-based compensation and depreciation and amortization expense. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest income and expense and income taxes that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.